Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUPERMEDIA INC.

ARTICLE ONE

The name of the corporation (hereinafter referred to as the “Corporation”) is SuperMedia Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor thereto, as the same may be amended or supplemented from time to time (the “DGCL”).

ARTICLE FOUR

A.                                    Capital Stock.  The total number of shares of stock which the Corporation has authority to issue is 100 shares of common stock, with a par value of $0.01 per share.

B.                                    Non-Voting Stock.  Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation (the “Bylaws”).

ARTICLE SEVEN

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.  Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE EIGHT

A.                                    Limitation of Director’s Liability.  The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that this ARTICLE EIGHT shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the elimination or limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended.  Any repeal or modification of this ARTICLE EIGHT shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B.                                    Right to Indemnification.  The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, is or was a director or officer of the Corporation, or who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Corporation) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent or in any other capacity while serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, costs, charges and related disbursements, judgments, fines, taxes, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties, and amounts paid or to be paid in settlement) (collectively, “Expenses”) actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided, however, that, except as provided in this ARTICLE EIGHT with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by or on behalf of such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the Board of Directors.  Each person who is or was serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

C.                                    Presumptions and Effect of Certain Proceedings.  An Indemnitee seeking indemnification shall be presumed to be entitled to indemnification upon submission of a written request, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the Corporation shall not have made a determination within thirty (30) days after receipt of a written request therefor, the Indemnitee seeking indemnification shall be deemed to be, and shall be, entitled to indemnification unless (i) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (ii) such indemnification is prohibited by the DGCL.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee (a) did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or at least not opposed to, the best interests of the Corporation or (b) with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.  Furthermore, the knowledge or actions or failure to act of any other director, officer, employee or agent of the Corporation or other enterprise, as applicable, shall not be imputed to the Indemnitee for purposes of determining the Indemnitee’s entitlement to indemnification under this ARTICLE EIGHT.

D.                                    Advancement of Expenses.  Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding and within 15 days of receipt by the secretary of the Corporation of (i) a written request therefor setting forth the basis for such indemnification and (ii) if required by law at the time such written request is made, an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this ARTICLE EIGHT. Such advances shall be made on an unsecured basis, shall be interest-free and shall be made without regard to the Indemnitee’s ability to repay such amounts and without regard to the Indemnitee’s ultimate entitlement to indemnification under this ARTICLE EIGHT or otherwise.

E.                                     Remedies of the Indemnitee.

(i)                                     If a determination is made that the Indemnitee is not entitled to indemnification or advancement of Expenses under this ARTICLE EIGHT: (a) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification or advancement of Expenses either, at the Indemnitee’s sole option, (1) in an appropriate court of the State of Delaware or any other court of competent jurisdiction or (2) in an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (b) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving by clear and convincing evidence that the Indemnitee is not entitled to indemnification or advancement of Expenses under this ARTICLE EIGHT.

(ii)                                  If a determination shall have been made or deemed to have been made that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within fifteen (15) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (a) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (b) such indemnification is prohibited by the DGCL.  In the event that (1) advancement of Expenses is not timely made pursuant to Section D of this ARTICLE EIGHT or (2) payment of indemnification is not made within fifteen (15) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to this ARTICLE EIGHT, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay the Indemnitee such advancement of Expenses and indemnification.  It shall be a defense to any such action for judicial enforcement (other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the written request therefor and the required undertaking, if any is required, has been received by the secretary of the Corporation) that the Indemnitee has not met the standard of conduct set forth in the DGCL, but the burden of proving such defense, by clear and convincing evidence, will be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(iii)                               The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section E of ARTICLE EIGHT that the procedures and the presumptions of this ARTICLE EIGHT are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this ARTICLE EIGHT.

(iv)                              The Corporation shall indemnify the Indemnitee against, and the Indemnitee shall be entitled to recover from the Corporation, any Expenses actually and reasonably incurred in connection with any judicial adjudication, judicial enforcement, or arbitration commenced pursuant to this Section E of ARTICLE EIGHT to enforce his or her rights under, or to recover damages for breach of, this ARTICLE EIGHT.

F.                                      Definitions.  For purposes of this ARTICLE EIGHT:

(i)                                     “Corporation” shall mean, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE EIGHT with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(ii)                                  “Disinterested Director” shall mean a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(iii)                               Actions “in, or at least not opposed to, the best interests of the Corporation” shall include, without limitation, actions taken in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan.

G.                                    Insurance.  The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or who while a director or officer is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (“D&O Insurance”), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this ARTICLE EIGHT.  Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are materially disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide a materially insufficient benefit, or such person is covered by substantially similar insurance maintained by a subsidiary of the Corporation or by another person pursuant to a contractual obligation owed to the Corporation.

H.                                   Scope of ARTICLE EIGHT.  The rights conferred in this ARTICLE EIGHT shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, any certificate of designations, the Bylaws, any agreement, vote of stockholders or Disinterested Directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office or while employed by or acting as agent for the Corporation.  The rights provided by or granted pursuant to this ARTICLE EIGHT shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

I.                                        Reliance on Provisions.  Each person who shall act as a director or officer of the Corporation, or as the legal representative of such person, or who while a director or officer serves at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, shall be deemed to be doing so in reliance upon rights of indemnification provided by this ARTICLE EIGHT.  Any repeal or modification of the provisions of this ARTICLE EIGHT shall not adversely affect any right or benefit of any potential Indemnitee existing at the time of such repeal or modification.

J.                                        Indemnification of Other Employees.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to advancement by the Corporation of any Expenses actually and reasonably incurred in defending any Proceeding, to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE EIGHT with respect to the indemnification of and advancement of Expenses to directors and officers of the Corporation.

K.                                   Severability.  If this ARTICLE EIGHT or any portion hereof shall be held to be invalid, illegal or unenforceable on any ground by any court of competent jurisdiction, then (i) the Corporation shall nevertheless indemnify each Indemnitee as to all Expenses actually and reasonably incurred or suffered by such person in connection with any Proceeding, including, without limitation, a grand jury proceeding, to the fullest extent permitted by (a) any applicable portion of this ARTICLE EIGHT that shall not have been invalidated, (b) the DGCL or (c) any other applicable law; and (ii) to the fullest extent possible, the provisions of this ARTICLE EIGHT (including, without limitation, each portion of any paragraph of this ARTICLE EIGHT containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

L.                                     Contract Rights.  The provisions of this ARTICLE EIGHT shall be deemed to be a contract right between the Corporation and each person who is entitled to indemnification or advancement of Expenses pursuant to this ARTICLE EIGHT at any time while this ARTICLE EIGHT and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this ARTICLE EIGHT or any such law shall be prospective only, and shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder with respect to any Proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware.  All rights, preferences and privileges of any nature conferred upon stockholders, directors, or any other persons or entities by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE TEN; provided, however, that any amendment, repeal or modification of ARTICLE EIGHT of this Certificate of Incorporation shall be prospective only, and shall not adversely affect any right, benefit or protection existing at the time of such amendment, repeal or modification.